Exhibit 10.3
MANNKIND CORPORATION
COMMON STOCK
PURCHASE AGREEMENT
     This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 10th day of August, 2010 by and between MannKind Corporation, a Delaware corporation (the “Company”), and The Mann Group LLC (such investor, including its successors and assigns, the “Investor”).
     WHEREAS, the Company and Seaside 88, LP, a Florida limited partnership (“Seaside”), have entered into a Common Stock Purchase Agreement of even date herewith (the “Seaside Agreement”) pursuant to which the Company has agreed to issue and sell to Seaside, and Seaside has agreed to purchase from the Company, up to 18,200,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”) in a series of closings as specified therein;
     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, up to 18,200,000 shares of Common Stock concurrently with the sales and issuances of shares of Common Stock by the Company to Seaside;
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:
1. Purchase and Sale of Stock.
     1.1 Sale and Issuance of Common Stock. On the basis of the representations and warranties herein, and upon the terms and subject to the conditions hereof, concurrently with each Closing (as such term is defined in the Seaside Agreement) the Investor agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser at the Per Share Purchase Price (as hereinafter defined) the number of shares of Common Stock equal to the number of shares of Common Stock issued and sold to Seaside at such Closing. For purposes of this Agreement, the “Per Share Purchase Price” shall be an amount equal to the greater of (a) the consolidated closing bid price for the Common Stock as reported by The Nasdaq Stock Market on the trading day immediately preceding the applicable Closing Date (as such term is defined in the Seaside Agreement) and (b) $7.15.
     1.2 Closings. Subject to the satisfaction or waiver of the conditions set forth herein, each purchase and sale of shares of Common Stock pursuant to this Agreement shall take place at the offices of the Company immediately following the applicable Closing (as such term is defined in the Seaside Agreement) or at such other time or place as the Company and the Investor may mutually agree. At such time, the Company shall cause its transfer agent to deliver to the Investor a certificate representing such shares against the cancellation of indebtedness owed by the Company to the Investor under that certain Amended and Restated Promissory Note of even date herewith (the “Note”), the amount of such indebtedness cancelled to be equal to the number of shares of Common Stock being sold at such time multiplied by the Per Share Purchase

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Price applicable to such sale; provided, however, that the cancellation of indebtedness shall be applied only to the outstanding principal balance under the Note and not to any accrued interest; provided further, that if cancellation of the outstanding principal balance under the Note is insufficient to pay the entire consideration for the shares of Common Stock being sold at such time, the Investor shall pay the balance of the consideration in cash by wire transfer of immediately available funds to an account designated by the Company. In connection with the cancellation of indebtedness, the Investor shall record an appropriate notation on Exhibit A to the Note to reflect such cancellation as a payment of principal on the Note.
2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:
          (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization, sale, issuance and delivery of the shares of Common Stock pursuant hereto has been taken.
          (b) This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.
          (c) Assuming the accuracy of the representations and warranties of the Investor contained in Section 3 hereof, the offer, sale and issuance of the shares of Common Stock pursuant hereto will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.
3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:
          (a) The Investor has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
          (b) This Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.
          (c) The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of shares of Common Stock constitutes legal, tax or investment advice. The Investor has consulted such

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legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of shares of Common Stock.
          (d) The Investor understands that the shares of Common Stock to be purchased hereunder have not been registered under the Securities Act. The Investor also understands that such shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Investor’s representations contained in this Agreement.
          (e) The Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Investor must bear the economic risk of this investment indefinitely unless the shares of Common Stock purchased hereunder are registered pursuant to the Securities Act, or an exemption from registration is available. The Investor understands that the Company has no present intention of registering such shares. The Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Investor to transfer all or any portion of such shares under the circumstances, in the amounts or at the times the Investor might propose.
          (f) The Investor is acquiring the shares of Common Stock to be purchased hereunder for the Investor’s own account for investment only, and not with a view towards their distribution.
          (g) The Investor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.
          (h) The Investor is an accredited investor within the meaning of Regulation D under the Securities Act.
4. Restrictions on Transfer
     4.1 Rule 144. The Investor acknowledges and agrees that the shares of Common Stock to be purchased hereunder are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Investor has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
     4.2 Restrictive Legend. The Investor acknowledges and agrees that each certificate representing shares of Common Stock purchased hereunder shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.
     4.3 Legend Removal. The Company shall be obligated to reissue promptly unlegended certificates at the request of the Investor if the Investor shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.
5. Miscellaneous.
     5.1 Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.
     5.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     5.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.
     5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     5.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon facsimile transmission and by courier service (with proof of service), or by registered or certified mail (return receipt requested and first-class postage prepaid) and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days’ advance written notice to the other parties.
     5.6 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction.
     5.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of both the Company and the Investor.

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     5.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     5.9 Entire Agreement. This Agreement and the other documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.
     5.10 Term. This Agreement shall terminate upon the earlier of (a) the day following the final Closing (as such term is defined in the Seaside Agreement) or (b) the termination of the Seaside Agreement.
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     In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

MannKind Corporation

By:	/s/ Matthew J. Pfeffer Matthew J. Pfeffer
Chief Financial Officer

Address:	28903 North Avenue Paine Valencia, California 91355

The Mann Group LLC

/s/ Alfred E. Mann Alfred E. Mann
Managing Member

Address:	12744 San Fernando Rd. Sylmar, California 91342
[Signature Page to Common Stock Purchase Agreement]